    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 1998.

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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
[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14A-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     AMERICAN BANKERS INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                       AMERICAN INTERNATIONAL GROUP, INC.
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
        On March 16, 1998, American International Group, Inc. submitted the following letter regarding the application of Cendant Corporation to acquire control of American Bankers Insurance Group, Inc. ("American Bankers") to state insurance commissioners in Florida, Arizona, Georgia, New York, South Carolina and Texas, respectively.

                       AMERICAN INTERNATIONAL GROUP, INC.
                                 70 PINE STREET

                              NEW YORK, N.Y. 10270

                                 March 16, 1998

Commissioner William Nelson                Director John A. Greene
Department of Insurance                    State of Arizona
State Treasurer's Office                   Department of Insurance
State of Florida                           2910 North 44th Street, Suite 210
State Capitol                              Phoenix, AZ 85018-7526
Plaza Level Eleven
Tallahassee, FL  32399-0300

Commissioner John Oxendine                 Superintendent Neil D. Levin
Department of Insurance                    Department of Insurance
State of Georgia                           State of New York
2 Martin Luther King, Jr. Dr.              25 Beaver Street
Floyd Memorial Building                    New York, NY  10004
704 West Tower
Atlanta, GA 30334

Director Lee P. Jedziniak                  Commissioner Elton Bomer
State of South Carolina                    Texas Department of Insurance
Department of Insurance                    P.O. Box 149104
1612 Marion Street                         Austin, TX 78714-9104
P.O. Box 100105
Columbia, S.C. 29202-3105

                  Re: Application of Cendant Corporation to Acquire Control of American Bankers Insurance Group, Inc.

Honorable Gentlemen:

                  American International Group, Inc. ("AIG") writes to respond to the letter dated February 23, 1998 that you received from Henry Silverman on behalf of Cendant Corporation ("Cendant," the "Cendant Letter") purportedly addressing the fundamental criticisms raised by AIG in our letter to you dated February 11, 1998 (the "AIG Letter"). Cendant's responses do nothing to minimize the criticisms raised in our original letter. Moreover, Cendant simply chooses to ignore many of the issues we raised. Cendant's failure to disclose in its Form A application the many issues we raised and its questionable and selective responses to these issues further demonstrate that Cendant is unfit to become a controlling person of American Bankers Insurance Group, Inc. ("ABIG"). Cendant's acquisition of ABIG would be extremely prejudicial to the policyholders and financial strength of the ABIG insurance subsidiaries domiciled in your states (the "Domestic Insurers").(1)

A.       CENDANT HAS FAILED TO RESPOND TO AIG'S FUNDAMENTAL FINANCIAL
         CRITICISMS.

                  Cendant's letter contains little more than hollow rhetoric and the assertion that Wall Street loves Cendant, neither of which should provide any comfort to you or American Bankers' policyholders. Cendant utterly fails to address the implications of its negative tangible net worth, its high leverage and its exposure to non-insurance risks. AIG responds here to several of Cendant's more disingenuous responses.

                  THE VIEWS OF WALL STREET ANALYSTS ARE NOT RELEVANT TO THE INSURANCE REGULATORY PROCESS. Despite the fact that Cendant's president and CEO, Henry Silverman, does not own a single share of Cendant's stock,(2) Cendant has offered numerous citations from Wall Street analysts about Cendant's growth opportunities, marketing capabilities and the prospects for its stock price in an attempt to justify the approval of its Form A application. Insurance companies, however, are not regulated by Wall Street analysts, whose interests and experience

--------

(1) The Domestic Insurers are (1) Florida: American Bankers Insurance Company of Florida, American Bankers Life Assurance Company of Florida, and Voyager Service Warranties, Inc.; (2) Arizona: American Reliable Insurance Company and Condeaux Life Insurance Company; (3) Georgia:
         Voyager Indemnity Insurance Company, Voyager Life and Health Insurance Company, and Voyager Life Insurance Company; (4) New York: Bankers American Life Assurance Company; (5) South Carolina: Voyager Property & Casualty Insurance Company; and (6) Texas: Financial Insurance Exchange.

(2)      Henry Silverman, Form 3, Mar. 4, 1998 (attached as Exhibit 1).

are far different from those of insurance regulators. Wall Street analysts serve only the interests of stockholders and investors, and not policyholders and claimants. Indeed, many darlings of Wall Street -- like Henry Silverman -- have achieved their status with securities analysts by engaging in acquisitions and divestitures, asset stripping and financial manipulations that have harmed the institutions they have acquired and dissected. Further, in regulated industries the interests of stockholders and investors frequently do not align themselves with the interests of the public that insurance regulators must protect.(3) Cendant's response demonstrates its lack of knowledge and appreciation for the fiduciary responsibility and delicate balance that insurance regulators must maintain between the interests of policyholders and shareholders.

                  HISTORY SHOWS WALL STREET'S VIEWS DO NOT ENSURE THE FINANCIAL HEALTH OF REGULATED BUSINESSES. Because they focus on short-term shareholder returns, securities analysts in many cases pay little attention to the long-term financial health of underlying businesses. History is replete with examples of former Wall Street "high-fliers," such as Cendant, that have crashed and descended into bankruptcy. Silverman's experience with Days Inns and Telemundo typifies this approach. More generally, securities analysts are frequently wrong in their predictions. For example, the securities analysts whom Cendant cites as expressing "unabashed exuberance" about Cendant are cut from the same cloth as the securities analysts who expressed unqualified exuberance for such companies as Executive Life, Baldwin United and Mutual Benefit Life.

--------

(3) Florida's insurance holding company statute and the caselaw interpreting it recognize this critical distinction between the interests of shareholders and policyholders, and when reviewing a Form A application, the Department is charged with focusing on the interests of the policyholders. See Fla. Stat. Section 628.461.

                  Cendant can offer the commentary of securities analysts only as evidence of the current strength of their stock price, not their long-term financial strength. Stock prices can be fleeting, however, and provide little support to insurance company subsidiaries when they are in need.

                  INSURANCE REGULATORS' AND POLICYHOLDERS' VIEWS ARE MOST IMPORTANT. The insurance regulatory system has been established to protect the public's interests. The past practices of Cendant, its predecessor companies and its principals strongly suggest that Cendant will not measure up to the high standards you have established for the financial condition and management conduct of an insurance holding company. Furthermore, Cendant's response is devoid of any discussion of what either insurance regulators or policyholders think of Cendant. Unlike securities analysts, who constantly change their minds about stocks, regulators and policyholders must look to financial strength far into the future. The time to stop an unsound acquisition is now, when your department has the most power to protect policyholder interests. Once you give your approval, the only remedy is salvage, not prevention.

                  CENDANT'S HIGH LEVERAGE. Cendant does not deny that it has a debt-to-equity ratio of 52.6% -- an extraordinary level for a would-be insurance holding company. To deflect the Department's attention from this disturbing fact, Cendant invents new financial measures to justify this leverage. These new financial measures -- the so-called "ratio of net indebtedness --i.e., debt less cash and cash equivalents and marketable securities -- to common equity" (Cendant Letter at p. 6) and "the ratio of net indebtedness to total capital (net debt plus equity)" (id. at pp. 6-7) -- are a transparent attempt to convince your Department not to apply time-tested insurance regulatory concepts in analyzing Cendant's leverage. To our knowledge, these measures have never been used in the insurance regulatory community or, for that matter, by rating agencies.

                  If you do consider Cendant's current assets (cash, cash equivalents and marketable securities) in Cendant's leverage calculations, you must then consider Cendant's current liabilities in the calculations -- after all, current assets must be available first to pay current liabilities. Additionally, you must also consider whether Cendant has properly classified liabilities as current or non-current on its balance sheet. For example, Cendant has inappropriately classified deferred membership income as a non-current liability in its balance sheet, which results in an overstatement of Cendant's working capital position. No matter how one calculates Cendant's leverage, proper consideration of Cendant's deferred membership income and working capital position would increase Cendant's leverage ratios.

                  Moreover, all of Cendant's debt must be considered in calculating its leverage ratios. Although more than half of Cendant's current outstanding indebtedness may be convertible into common equity, Cendant's debt holders may never exercise their conversion rights. Cendant's convertible debt may now be "in the money," but if Cendant's stock price drops holders of convertible debt will prefer to continue holding debt and collecting interest. Even now, holders of Cendant's convertible debt obviously prefer to collect interest instead of holding Cendant's common stock, which pays no dividends.

                  We do agree emphatically with Cendant's observation that sound insurance companies maintain a lower ratio of debt-to-equity than other companies because of the additional leverage they incur by having substantial obligations to policyholders. This is precisely why permitting Cendant to acquire ABIG would prejudice the policyholders and thereafter ABIG's financial strength. An insurance company simply cannot pay claims with intangible assets.

                  DOWNTURNS IN CENDANT'S CYCLICAL NON-INSURANCE BUSINESSES WILL SUBSTANTIALLY REDUCE CENDANT'S CASH FLOW. Cendant's cash flow is only as strong as its underlying businesses. These underlying businesses (hotels, travel, car rental, real estate and mortgage) are highly cyclical. Cendant's practice of asset stripping may remove the actual hotels, cars and franchise offices from Cendant's balance sheet, but it does not eliminate the risks of those businesses. Avis, Days Inns, Century 21 and other Cendant franchisees still face substantial risks. The franchisees will rent fewer rooms and cars, and sell fewer houses, when the economy is less robust than it has been in the last few years. When that happens, Cendant will receive significantly lower franchise royalties. Additionally, in bad times Cendant's franchise fees and royalties will be a bigger burden on franchisees, who will press for lower fees, look to Cendant for financial support, or fail. Cendant's franchise model in fact adds risk to Cendant's cash flows because Cendant has little control over the flight or failure of its franchisees aside from reducing fees. Cendant's cash flows are also subject to poor performance by its franchisees.(4) As the franchise businesses supplying Cendant's cash go through hard times or fail, so ultimately will Cendant's source of cash flow.(5)

--------

(4) Cendant attempts to refute Consumer Reports' negative appraisal of Ramada and Howard Johnson by referring to an "Overall Image Summary." (Cendant Letter at p. 18.) However, Cendant neither includes this report in its exhibits to its letter nor indicates by whom the report was commissioned.

(5) Even in the best of times, the franchise business is plagued by uncertainty and volatility. For example, the most recent Days Inns of America Uniform Franchise Offering Circular shows that between 1994 and 1996 Days Inns lost more franchises through sale or


                                                                  (continued...)

                  Silverman has relied on leverage in these same businesses in the past, with disastrous results for the businesses involved. You only need to look at the Cendant Letter to understand why Days Inns went into bankruptcy after Silverman leveraged it with more than $600 million of debt:

                  Mr. Silverman left Days Inns in November of 1989, two years before it filed for bankruptcy. During that ensuing two-year period after his departure, material significant events such as the Gulf War, the recession and the collapse of the high-yield bond market resulted in a significant reduction in domestic travel and the ability to refinance maturing high-yield corporate debt and thus had a significant impact on Days Inns' performance.

(Cendant Letter at p. 18.) Silverman may have left Days Inns two years before it filed for bankruptcy, but the damage was done on his watch. The significant financial leverage Days Inns took on during Silverman's tenure placed the company in such a weak position that it could never survive the inevitable economic downturn.

                  The recent near replay of the Gulf War serves as a stark reminder that it is not unrealistic to expect a repetition of the events that led to the failure of Days Inns. What will happen to the businesses on which Cendant depends upon for cash flow to service its own debt during an economic downturn and where will Cendant then turn to for resources to service its

(5)(...continued)

         termination than it opened. During this time period, 747 Days Inns franchises were sold or terminated, while only 431 new franchises were opened. (Days Inns of America Uniform Franchise Offering Circular, Dec. 1997, p. 53 (attached as Exhibit 2).) Similarly, at the end of 1996, Howard Johnson had 456 licensed franchises, or 15% fewer franchises than it had in 1994. In 1995 alone the company terminated 116 franchises, nearly double the closings of the previous year. (Howard Johnson Uniform Franchise Offering Circular, Feb. 1998, Appendix D (attached as Exhibit 3).)Figures for 1997 are not yet available.

debt? If you allow Cendant to acquire ABIG there is every indication that history will repeat itself, and ABIG's policyholders will be the big losers.

                  Moreover, even in good times Cendant's "operating" cash flow does not accurately reflect the cash necessary to run Cendant's businesses. Although Cendant states that it has minimal capital expenditures, in fact it must make substantial cash payments to acquire mortgage servicing rights and to replace assets under leasing programs. During the nine-month period ended September 30, 1997, Cendant had net cash outflows related to these two items in excess of $1.0 billion. Cendant does not classify these items as operating cash flows, but they are essential to the operation of Cendant's businesses and must be considered in evaluating Cendant's "free cash flow."

                  NEGATIVE TANGIBLE NET WORTH. As of September 30, 1997, Cendant had at least $4.6 billion in intangible assets on its balance sheet, resulting in negative tangible net worth. This is a plain and simple fact, and Cendant does not deny it. Cendant instead tries to confuse the issue by asserting that its intangibles are "stable" and by invoking the ratings of credit rating agencies. (Cendant Letter at p. 10.) Moreover, Cendant amortizes these intangible assets over periods ranging up to 40 years. Just for acquisitions through 1996 -- the most current information Cendant has made public -- Cendant has booked almost $2 billion in intangible assets amortized over 40 years.

                                                  AMOUNT
    SOURCE                                     (IN MILLIONS)                     AMORTIZATION PERIOD
Avis Goodwill                                      $334.0                              40 years
Avis Trademark                                     $400.0                              40 years
Resort Condominiums                                $477.7                              40 years
Goodwill
Coldwell Banker Franchise                          $218.7                              35 years
Agreements
Coldwell Banker Goodwill                           $351.8                              40 years
Other 1996 Acquisitions:                           $187.4                              40 years
Goodwill
                               TOTAL              $1,969.6
                                                  ========

Coldwell Banker Trust                              $218.5                              40 years
Franchise Agreements
Avis Rental Car (27.5%                             $154.0                              40 years
owned by Cendant)
Goodwill
                               TOTAL              $2,342.1
                                                  ========

(Source: Cendant Form 8-K, Feb. 16, 1998, pp. F-17 -- F-19 (attached as Exhibit
4).)

This accounting treatment may inflate Cendant's current income, but the risk is always there that these intangible assets will disappear.

                  Deferred membership acquisitions costs, franchise agreements, goodwill and deferred costs, and expenses are all intangible assets. In fact, the value and ultimate recoverability of the intangible assets are based on very subjective assumptions of potential future cash flows. They are not "receivables," as Cendant has chosen to characterize them in their response, because the amount is neither fixed nor determinable. Nobody owes Cendant these sums payable over the next forty years. The uncertainty of recoverability of intangible assets is a subject that receives significant attention from the accounting profession. The accounting standards for intangible assets are presently under review. The proposed changes would shorten amortization periods which would, in turn, result in lower future earnings for Cendant.

                  Again you need only look at Cendant's own comments in their letter about the failure of Amre, Inc. to demonstrate the uncertainties in recoverability of intangible assets: "HFS lost all of its investment along with the rest of the Amre stockholders and also lost substantially all of the license fees payable to it." (Cendant Letter at p. 18.) At one time these license fees were an asset on HFS's balance sheet. They evaporated with Amre's failure.

                  This is another area where Cendant has demonstrated their lack of knowledge and appreciation for the insurance regulatory process. The statutory balance sheet of an insurance enterprise is presented on a conservative basis. Certain assets (which may have a recognized value in non-insurance corporations) are accorded no value. Insurance regulators put zero value on intangible assets because they are not readily convertible into cash. Thus, if you subject Cendant's balance sheet to the same high standards you have established for insurance companies -- as you should do in this case to protect the policyholders of the Domestic Insurers -- Cendant falls far short of the mark. Its intangible assets must be accorded no value, and it must be recognized that its negative tangible net worth severely limits its flexibility in adverse economic circumstances. An insurance holding company cannot contribute negative tangible net worth to its insurance subsidiaries. Claims simply cannot be paid out of intangible assets.

                  THE SERIOUS IMPLICATIONS OF CENDANT'S RESTRUCTURING CHARGES. In our prior letter, we identified the substantial restructuring charges that Cendant and its predecessor companies have taken in numerous acquisitions. (AIG Letter at pp. 19-20.) The Securities and Exchange Commission has undertaken an ongoing investigation into abusive accounting practices through which companies have included ordinary expenses in restructuring costs, which has resulted in the appearance that the company's operating income is higher than it actually is. It is simply impossible to tell from Cendant's financial statements what it and its predecessor companies have included in their extremely large restructuring charges and whether the companies' reported operating income is accurate. The size of these charges raises the prospect, however, that Cendant has materially inflated its reported operating income by charging current operating expenses against its restructuring reserves.

B. CENDANT FAILS TO RESPOND TO THE CRITICISM THAT IT LACKS EXPERIENCE IN AND AN UNDERSTANDING OF THE INSURANCE BUSINESS.

                  While purporting to address AIG's criticism concerning its lack of experience and understanding of the insurance business, Cendant's actions and comments demonstrate a profound lack of both. AIG's statement concerning Cendant's limited experience in the insurance industry is an indisputable fact. Cendant's "experience" is limited to supervising assets of less than $20 million in New York and Colorado, and Avis' self-insurance program.

                  Cendant offers few insights into how it intends to manage ABIG's insurance business. Cendant's statements concerning its projections for increasing ABIG's earnings expose Cendant's inexperience and fundamentally misguided approach to the business of insurance. Silverman has stated publicly that Cendant would realize $140 million in pre-tax earnings from revenue growth in the next year through its acquisition of ABIG.(6) If ABIG's current methods are used to achieve this growth, and Cendant maintains ABIG's current leverage ratio, ABIG would have to write $4 billion in gross premiums --which amounts to $2.8 billion in net premiums --and Cendant would have to provide ABIG with $800 million to $900 million in additional capital. This amount of additional premiums exceeds ABIG's current business. If, however, Cendant intends to realize this growth through its own direct marketing operations, then all of the concerns AIG raised in its letter and reiterates here will come into play.

                  It is also telling that Cendant's Chairman, Walter Forbes, has stated the primary reason Cendant is interested in acquiring ABIG is to gain access to the Company's credit card files, which would greatly enhance Cendant's direct marketing efforts. What Forbes fails to realize is that these credit card files do not belong to ABIG but to the financial institutions that are the source of ABIG's business.

                  CENDANT DOES NOT SEE ABIG AS AN INSURANCE COMPANY AND DOES NOT INTEND TO TREAT IT AS ONE. Astoundingly, Cendant attempts to minimize the seriousness of its inexperience in the insurance business by asserting that "American Bankers is not truly an insurer." (Cendant Letter at p. 16 (emphasis added).) Cendant contends that all it needs is the experience of its direct marketing business to run this pseudo-insurer. (See id.) While these assertions may come as a shock to you and your Department -- and to insurance regulators everywhere who rightly apply state insurance statutes to ABIG -- they are consistent with the

--------
(6) Henry Silverman, Remarks at Cendant's Analysts Conference, Jan. 27, 1988, at pp. 7-8 (attached as Exhibit 5). In its Preliminary Registration Statement, Cendant equivocated and said that a substantial portion of these earnings would be realized by the year 2000. Cendant Corporation Form S-4, Feb. 20, 1998 (attached as Exhibit 6).

recent pronouncements of Walter Forbes. As we noted in our February 11 letter, Forbes recently went on record asserting the novel -- and false -- proposition that "[a]nybody can provide insurance, but you've got to be able to sell it."(7) Since we sent our letter, Forbes has raised further concerns by suggesting that ABIG will simply be one more source of cash flow for Cendant's insatiable acquisition machine, which he predicted will consume THREE TO FOUR COMPANIES A MONTH!(8) Forbes candidly justifies Cendant's business plan by saying, "We really believe in the acquisition strategy. Why? Well there's no time to build anymore. . . . Internal growth, frankly, is not a strategy I understand."(9)
Forbes continues to tout Cendant as a "virtual company with no assets, only cash flow. When we buy a company with assets, we spin them off immediately like we did with Avis."(10)

                  Cendant's management clearly has no practical understanding of the realities of the insurance business. When this lack of understanding and experience is combined with Cendant's business plan for immediate hypergrowth, the result will be disastrous for ABIG's policyholders and the public.

                  CENDANT'S EXPERIENCE WITH REGULATED INDUSTRIES. Cendant contends that neither it nor Silverman "avoids regulated industries." (Cendant Letter at p. 19.) The fact is that after his sole foray into a regulated industry -- predictably, the gaming business -- Silverman swore

--------

(7) Barbara De Lollis, Cendant Turns Up Heat in Pursuit of Insurer, Miami Herald, Feb. 4, 1998 (emphasis added) (attached as Exhibit 7).

(8) Comments of Walter A. Forbes at the New York Capital Roundtable, March 4, 1998.

(9) Cendant Chairman Sounds Off on M & A, Mergers & Acquisitions Report, Mar. 9, 1998 (emphasis added) (attached as Exhibit 8).

(10) Id.; see also Todd Pitock, Virtual Synergies: HFS and CUC International, Hemispheres, Feb. 1998 (attached as Exhibit 9).

off dealing with regulators. This comes as no surprise given Silverman's poor track record before the gaming regulators:

         - In June 1995, the State of Indiana decided not to award a gaming license to a joint venture consisting of Henry Silverman's National Gaming Corp. and Century Casinos, Inc. for a proposed casino in Switzerland County, Indiana.(11)

         - On July 18, 1995, the Illinois Gaming Board announced that it would not approve the proposed acquisition of Par-A-Dice Gaming Corp. by Henry Silverman's National Gaming Corp. because of concerns about the highly leveraged capital structure of the proposed transaction.(12)

It was after this unsuccessful and costly attempt to break into the casino business that Silverman was reported to have decided to avoid regulated industries. (See AIG Letter at p. 33.)

                  CENDANT'S STATEMENTS ABOUT AIG. Unlike Cendant, insurance is AIG's business; and unlike Cendant, AIG has decades of experience underwriting policies and paying claims as one of the premier AAA-rated insurance companies in the world. Further, while AIG is perfectly comfortable leasing vehicles from Cendant's franchisees (see Cendant Letter at p. 17 n.) -- a

--------

(11)     National Lodging Corp. Form 10-K, Dec. 31, 1995, pp. 9, 17 (attached as
         Exhibit 10); National Lodging Corp. Proxy Statement, Aug. 8, 1996, p. 10 (attached as Exhibit 11).

(12)     National Gaming Corp. Proxy, Oct. 13, 1995, p. 19 (attached as Exhibit
         12); National Lodging Corp. Form 10-K, Dec. 31, 1995, pp. 10, 16 (attached as Exhibit 13); National Lodging Corp. Proxy Statement, Aug. 8, 1996, p. 11 (attached as Exhibit 14).

business in which the franchisees appear to be competent(13) -- as an insurer and a member of the guaranty funds in your state, AIG would not entrust Cendant with policyholder funds.(14)

--------

(13) Of course, this conclusion is tempered by recent legal difficulties Cendant's car rental company has faced for allegedly discriminatory practices. In 1996, three African-American women filed suit against Avis, alleging that they were denied rental cars in North Carolina and South Carolina because of their race. (See Martha Waggoner, Avis Owner Wants to End Franchise Accused of Racial Bias, Associated Press, Nov. 27, 1996 (attached as Exhibit 15); Lisa Miller, Avis Again Accused of Discriminating Against Minorities Seeking to Rent Cars, Wall Street Journal, Oct. 15, 1997 (attached as Exhibit 16); James Madore, 3 Black Women Have Sued/Headquarters Trying to Avoid Class-Action, Wilmington Morning Star, Sept. 12, 1997 (attached as Exhibit 17).) The New York Attorney General has been investigating complaints against Avis alleging discriminatory practices in New York since March 1997 (see Lisa Miller, Justice Department Probes Allegations that Avis Practiced Discrimination, Wall Street Journal, Oct. 17, 1997 (attached as Exhibit
         18)), and two days before Avis' initial public offering, on October 14, 1997, the Pennsylvania Attorney General filed a complaint against Avis alleging a clear pattern of racial discrimination, (see Fisher Sues Avis Rent-A-Car and Its Franchise in Central Pennsylvania for Discrimination, Press Release from the Office of the Attorney General, Commonwealth of Pennsylvania, Oct. 14, 1997) (attached as Exhibit 19)).

         Silverman's initial response to these lawsuits was dismissive: "We only lost one account, Oprah Winfrey. She used to rent four cars a year, I think." (Dwight Oestricher, HFS's Silverman Says He Has No Intention of Leaving Company, Dow Jones News Service, Apr. 3, 1997 (attached as
         Exhibit 20).) Recently, Silverman has taken these investigations and lawsuits more seriously. In January 1998, Avis settled the North Carolina action -- which had evolved into a class action -- by paying $1.875 million in damages and $1.4 million in attorneys' fees. (Avis Rent A Car, Inc. Form S-1, Feb. 23, 1998, p. 40 (attached as Exhibit
         21).) Apparently, the U.S. Department of Justice is currently conducting an investigation into Avis' business practices (see Lisa Miller, Justice Department Probes Allegations that Avis Practiced Discrimination, Wall Street Journal, Oct. 17, 1997 (Exhibit 18)), and the New York investigation is still ongoing, (see James Madore, Pennsylvania, N.Y. Authorities to Pursue Bias Cases Against Avis, Pittsburgh Post Gazette, Dec. 25, 1997 (attached as Exhibit 22)).

(14) Cendant asserts without further explanation that "it is AIG, not Cendant, that faces significant exposure from the Asian economic crisis." (Cendant Letter at p. 9.) This is not true. AIG's exposure in Asia is limited because all of AIG's claims are payable in local currencies.

C.       CENDANT FAILS TO ADDRESS ISSUES CONCERNING CHARACTER AND BUSINESS
         PRACTICES.

                  SILVERMAN'S NUMEROUS BANKRUPTCIES. In our letter, we identified several companies that filed for bankruptcy protection either during or shortly after Silverman's affiliation with them. (AIG Letter at pp. 20-22, 23-25, 27-28.) In response, Cendant fails to offer any explanation of Silverman's conduct that would defuse the concerns raised by this pattern of corporate failures. As noted above, Cendant attempts to blame the failure of Days Inns on "events such as the Gulf War, the recession and the collapse of the high-yield bond market." (Cendant Letter at 18.) But Cendant simply concedes the critical point: Silverman's financing of Days Inns placed it in the precarious position that resulted in its collapse when political and economic conditions changed. An insurance company must be grounded on a firm financial foundation to provide policyholders continuous protection -- especially in changing and uncertain circumstances.(15)

                  Cendant attempts to divert your attention from Silverman's involvement in the Telemundo bankruptcy by addressing purported suggestions never made by AIG -- e.g., "that there is something nefarious about Silverman's former affiliation with Blackstone Capital Partners." (Id. at p. 18.) What AIG did say -- and what Cendant does not dispute -- is that after leaving as the president and CEO of Telemundo Group, Inc. and joining Blackstone as a general partner, Silverman remained on Telemundo's board of directors during the period that the company attempted to restructure its debt, then defaulted on all of its debt, and was forced into

--------

(15) Cendant's attempt to dismiss the other genuine concerns about Days Inns raised in the AIG letter by stating that the transactions were "fully disclosed" in SEC filings and "were undertaken while Days Inns was a closely held company" (Cendant Letter at p. 18), offers no explanation or defense of Silverman's business practices.

involuntary bankruptcy. (AIG Letter at pp. 24-25.) AIG concluded -- and Cendant does not disagree -- that Telemundo's demise had nothing to do with Blackstone but everything to do with Silverman's mismanagement of the company.

                  Again, Cendant's response that Silverman's "HFS lost all of its investment along with the rest of the Amre stockholders and also lost substantially all of the license fees payable to it" (Cendant Letter at p. 18), provides little comfort to your Department or to policyholders of the Domestic Insurers. The fact remains uncontested that Amre's demise occurred after HFS acquired it, after HFS installed a new management team and after HFS appointed a new chairman of Amre. In little more than a year after HFS became involved with it, Amre's stock went from $5.00 to $28.75 a share, and then plummeted to 43.75 cents a share at which time the company filed for bankruptcy protection.

                  Cendant offers no response concerning Goldome Savings Bank's foreclosure on Dallas Parc Associates and Henry R. Silverman's River Parc Hotel in Miami, Florida. The hotel had only been open for seven months before the bank initiated the foreclosure after Silverman's partnership defaulted on loans totaling $14.9 million. In July 1985, the hotel was sold at public auction to Goldome Savings Bank for a nominal bid of $500,000.(16)

                  Since sending our February 11 letter, we have learned that in July 1985, another partnership in which Silverman was a partner, Provo Excelsior, Ltd., defaulted on a loan obtained from the City of Provo, Utah. At the time, Provo Excelsior, Ltd. owned and operated a 250-room

--------

(16) Silverman v. Worsham Brothers Co., 625 F. Supp. 820 (S.D.N.Y. 1986) (attached as Exhibit 23). See also Ernest Blum, Hotel Riverparc's Woes Attributed to City's Overcapacity; Miami Property Placed in Receivership, Travel Weekly, May 17, 1984 (attached as Exhibit 24); Charles Kimball, Cricket Club Units Are Sold, Miami Herald, July 28, 1985 (attached as Exhibit 25).

luxury hotel called the Provo Excelsior Hotel. As a result of Provo Excelsior Ltd.'s loan default, the City of Provo defaulted on interest payments owed on $12 million of Industrial Revenue Bonds that the city had issued in 1983 to finance the hotel. The bond defaults, in turn, led to four years of contentious litigation in federal courts in Utah and Oklahoma.(17)

                  We have also learned that in November 1985, Supermarket Services, Inc., a privately-held Linden, New Jersey-based distributor of health and beauty aids filed a petition for protection under Chapter 11 of the federal bankruptcy statutes. At the time Supermarket Services, Inc. filed for bankruptcy, Silverman was a director of the company, and his investment partnership, Reliance Capital Group, L.P., owned 25% of the company's stock.(18)

                  SILVERMAN'S BREACH OF HIS FIDUCIARY DUTIES THROUGH HIS MISMANAGEMENT OF TELEMUNDO'S PENSION PLAN. The Second Circuit Court of Appeals held that Silverman violated his fiduciary duties pursuant to Sections 208 and 404 of ERISA by mismanaging Telemundo's Pension Plan. While Cendant's overly simplistic response is that "the matters at issue were technical and legal in nature and . . . Silverman . . . [was] represented by counsel to American Bankers Insurance Group, Inc." (Cendant Letter at 19), the Court's holding concerning Silverman's misconduct is unambiguously clear:

--------

(17) Complaint, pp. 18-19, in Homestead Savings and Loan Association v. Provo Excelsior Limited, No. 86-C-0423G, (D. Utah 1986) (attached as
         Exhibit 26); Verified Answer of Henry R. Silverman, pp. 1-2, in General Electric Capital Corp. v. Peter S. Edelman, Robert L. Schwartz, Henry
         R. Silverman, and Adrian B. Werner, No. 112348/93 (N.Y. County Sup. Ct.
         1993) (attached as Exhibit 27); see also Ken Cook, St. Louis Firms Share Siscorp Woes, St. Louis Business Journal, July 14, 1986 (attached as Exhibit 28).

(18)     Debtors Petition Under Chapter 11, Exhibit C, p. 3, (attached as
         Exhibit 29), Debtors Disclosure Statement, p. 34 (attached as Exhibit
         30) and Statement of Financial Affairs for Debtor Engaged in Business,
         p. 15 (attached as Exhibit 31), in In Re Supermarket Services, Inc., No. 85-B-11921 (Bankr. S.D.N.Y. 1985); Schedule A-3(b), pp. 1-2
         (attached as Exhibit 32).

                  [Silverman's] duty of loyalty to [his] own plan members did not extend to giving [him] a windfall at the expense of the New Blair participants. [Silverman's] conduct was inconsistent with the strict duty owed to the New Blair participants. Therefore, we hold that [Silverman's] actions in this case violated [his] fiduciary duties under Section 404 as well as the specific mandate of Section 208 of ERISA.

                                      * * *

                  [Silverman] ignored the interest of the New Blair members, for whom [he] was acting as a fiduciary, and allocated the entire amount to the Telemundo participants, even though 83% of the 300 electing participants were in fact New Blair members. By allocating the entire surplus to the Telemundo Plan, [Silverman] violated [his] fiduciary duty under Section 404 of ERISA to the New Blair participants.(19)

The disturbing conclusion is that Silverman's self-dealing and misconduct were so egregious that even representation by excellent counsel could not save Silverman from himself.


                  SILVERMAN'S INVOLVEMENT IN THE BUS STOP DEBACLE. Cendant is also silent on the issue of Silverman's involvement in the Bus Stop debacle. Since writing our letter, we have learned more about this matter. In February 1979, the Federal Bureau of Investigation (FBI) and the U.S. Attorney's office in New York City began an investigation into the awarding of a multi-million dollar bus shelter contract to Convenience & Safety Corporation, a company controlled by Silverman and New York financier Saul P. Steinberg. Convenience & Safety Corp. records were subpoenaed and a grand jury convened to examine the contract award.(20) On March 15, 1979, the New York City Commissioner of Investigation, Stanley N. Lupkin, launched his own

--------

(19) John Blair Communications, Inc. Profit Sharing Plan v. Telemundo Group, Inc. Profit Sharing Plan, 26 F.3d 360, 367-68, 370 (2d Cir. 1994)
         (attached as Exhibit 33).

(20) Charles Kaiser, Bus-Stop Shelter Concern Accuses New York Officials of Impropriety, New York Times, Feb. 26, 1979 (attached as Exhibit 34).

full-scale investigation into the awarding of the bus shelter contract to Convenience & Safety Corp.(21)

                  On April 16, 1980, a Convenience & Safety lobbyist, former New York State Senator Jack E. Bronston was indicted by a federal grand jury in New York City on two counts of fraudulently breaching his fiduciary duty. On January 2, 1981, Bronston was convicted in U.S District Court in Manhattan and sentenced to four months in prison. He was subsequently disbarred by the New York Bar Association.(22)

                  The final report of the New York City Investigation Commission probe into the awarding of the bus shelter contract award revealed that despite assurances from the New York County District Attorney's office that they would not be prosecuted for any transaction about which they testified, Silverman and Steinberg had invoked their Fifth Amendment right against self incrimination and refused to testify before the Commission.(23) Because of their refusal to testify, Convenience & Safety Corp. was barred from future bidding on the bus shelter contract.

                  Despite Silverman's refusal to testify, Steinberg's estranged wife illuminated certain aspects of Silverman's role in the matter in a sworn affidavit:

                  In about the month of August, 1978, Mr. Silverman and my husband, Saul, were together in the library of our Park Avenue apartment and I was present. They said they were expecting a telephone call from Mr. Jack Bronston who, they said, was

--------

(21) Charles Kaiser, Full Inquiry Set in City's Action on Bus Shelters, New York Times, Mar. 6, 1979 (attached as Exhibit 35).

(22) Attorney is Indicted; Mayor Koch to Void Bus Shelters Bidding, Wall Street Journal, Apr. 17, 1980 (attached as Exhibit 36); Arnold H. Lubasch, Bronston Gets 4 Months in Bus-Stop Fraud Case, New York Times, January 3, 1981 (attached as Exhibit 37).

(23)     City of New York, Department of Investigation, Anatomy of a Municipal
         Franchise: New York City Bus Shelter Program 1973-1979, An Investigative Report, July 1981, p. 16 n.17 (attached as Exhibit 38).

                  working with Comptroller Goldin on political contributions which they had agreed to make to his campaign. When the call came, Mr. Steinberg spoke with Mr. Bronston personally, he became enraged and shouted into the telephone that it was "blackmail." He said that he had committed to Goldin for $25,000.00, he called Bronston a moron, an idiot and a subhuman being. He said "I never promised $100,000.00 to anybody." The conversation ended on that tone.

                           Prior to the conversation, Steinberg and Silverman
                  had come into the room together. They were cheerful and very optimistic about the bus shelter business because they said that they had been assured that Comptroller Goldin would get the contract with their company approved by the City. They discussed who they could get to make contributions for them
                  . . . . They discussed the possibility of me making a
                  contribution, but Saul decided that it would be too close to him and dismissed the idea.

                           After the conversation with Bronston, Silverman asked
                  Saul, in substance, "It's gone from $25,000.00 to $100,000.00 and how do we know that we're going to get the contract?"
                  . . .

                                      * * *

                           On a number of occasions, I heard Saul say to
                  Silverman concerning the bus stop shelter deal that Silverman might have to take the rap for him and go to jail. On every such occasion, Silverman showed clear signs of stress and emotional upset.(24)

                  Court papers confirm that Silverman and Steinberg also invoked their rights under the Fifth Amendment and refused to answer questions when they appeared before the federal grand jury investigating the bus shelter contract and also refused to testify at Bronston's trial.(25) While the prosecution noted that the failure of Silverman, Steinberg and others to cooperate had made its task more difficult, the evidentiary record against Bronston was substantial:

                  As the Court observed, there was a marked failure of recollection by each of these witnesses, who were closely identified with Bronston, as to what Bronston said or

--------

(24)     Affidavit of Laura Steinberg, dated April 28, 1980 (attached as Exhibit
         39).

(25) Government's Sentencing Memorandum, p. 5 (attached as Exhibit 40), and Trial Transcript, October 14, 1980, p. 16 (attached as Exhibit 41), in United States v. Bronston, No. 80 Cr. 224 (MP) (S.D.N.Y. 1980).

                  did at these meetings. However, Bronston himself has never publicly discussed his activities.

                           While willing witnesses may have been sparse, the
                  documentary proof of Bronston's malfeasances was overwhelming -- and startling.(26)

D.       CENDANT FAILED TO RESPOND TO NUMEROUS SERIOUS ISSUES RAISED BY AIG.

                  It is telling that Cendant chooses simply to ignore and offers no explanation concerning its, its predecessors', and its principals' past business practices and the serious questions to which these practices give rise. AIG identified and described these practices in detail in the AIG Letter, including the following:

                  - Burdening acquired companies with substantial restructuring charges and terminating large numbers of employees (AIG Letter at pp. 19-20);

                  - Flipping the acquired businesses and stripping them of assets and income (id. at pp. 7-10);

                  - Dealings between Silverman and his inner circle of colleagues and the companies he has managed (id. at pp. 28-30); and

                  - Cendant's exposure to various commitments and contingent liabilities that AIG identified. (id. at pp. 11-12.).

                  These practices by Cendant evidence a lack of the character and fitness necessary to control the Domestic Insurers. Cendant's conscious failure to address these practices either generally or in the context of its proposed acquisition of ABIG speaks strongly in favor of denying Cendant's Form A application.

--------

(26)     Government's Sentencing Memorandum, pp. 5-6 (attached as Exhibit 42).

                                   CONCLUSION

                  We are confident that your Department will recognize Cendant's unsuitability to control ABIG. If you wish AIG's assistance in obtaining further information, please do not hesitate to call upon us.

                                    AMERICAN INTERNATIONAL GROUP, INC.

                                    /s/M.R. Greenberg
                                    -------------------------------
                                    M.R. Greenberg

                                    Chairman and Chief Executive Officer

cc:  Mr. Henry R. Silverman
       (Cendant Corporation)

       Mr. David Fox
       (Skadden, Arps, Slate, Meagher and Flom, LLP,
        Counsel to Cendant Corporation)

       Mr. R. Kirk Landon
       (Chairman of the Board of Directors,
        American Bankers Insurance Group, Inc.)

                   EXHIBITS TO AIG'S LETTER OF MARCH 16, 1998
          RE: APPLICATION OF CENDANT CORPORATION TO ACQUIRE CONTROL OF
                     AMERICAN BANKERS INSURANCE GROUP, INC.

      Exhibit
      Number                      Description
      ------                      -----------

         1        Henry Silverman, Form 3, Mar. 4, 1998.

         2        Days Inns of America Uniform Franchise Offering Circular, Dec.
                  1997, p. 53.

         3 Howard Johnson Uniform Franchise Offering Circular, Feb. 1998, Appendix D.

         4        Cendant Form 8-K, Feb. 16, 1998, pp. F-17-- F-19.


         5 Henry Silverman, Remarks at Cendant's Analysts Conference, Jan. 27, 1988, pp. 7-8.

         6        Cendant Corporation Form S-4, Feb. 20, 1998 (excerpt).


         7 Barbara De Lollis, Cendant Turns Up Heat in Pursuit of Insurer, Miami Herald, Feb. 4, 1998.

         8 Cendant Chairman Sounds Off on M & A, Mergers & Acquisitions Report, Mar. 9, 1998.

         9 Todd Pitock, Virtual Synergies: HFS and CUC International, Hemispheres, Feb. 1998.

         10       National Lodging Corp. Form 10-K, Dec. 31, 1995, pp. 9, 17.

         11       National Lodging Corp. Proxy Statement, Aug. 8, 1996, p. 10.

         12       National Gaming Corp. Proxy, Oct. 13, 1995, p. 19.

      Exhibit
      Number                      Description
      ------                      -----------

         13       National Lodging Corp. Form 10-K, Dec. 31, 1995, pp. 10, 16.

         14       National Lodging Corp. Proxy Statement, Aug. 8, 1996, p. 11.

         15 Martha Waggoner, Avis Owner Wants to End Franchise Accused of Racial Bias, Associated Press, Nov. 27, 1996.

         16 Lisa Miller, Avis Again Accused of Discriminating Against Minorities Seeking to Rent Cars, Wall Street Journal, Oct. 15, 1997.

         17 James Madore, 3 Black Women Have Sued Headquarters/Trying to Avoid Class-Action, Wilmington Morning Star, Sept. 12, 1997.

         18 Lisa Miller, Justice Department Probes Allegations that Avis Practiced Discrimination, Wall Street Journal, Oct. 17, 1997.

         19 Fisher Sues Avis Rent-A-Car and Its Franchise in Central Pennsylvania for Discrimination, Press Release from the Office of the Attorney General, Commonwealth of Pennsylvania, Oct. 14, 1997.

         20 Dwight Oestricher, HFS's Silverman Says He Has No Intention of Leaving Company, Dow Jones News Service, Apr. 3, 1997.

         21       Avis Rent A Car, Inc. Form S-1, Feb. 23, 1998, p. 40.

      Exhibit
      Number                      Description
      ------                      -----------

         22 James Madore, Pennsylvania, N.Y. Authorities to Pursue Bias Cases Against Avis, Pittsburgh Post Gazette, Dec. 25, 1997.

         23       Silverman v. Worsham Brothers Co., 625 F. Supp. 820 (S.D.N.Y.
                  1986).

         24 Ernest Blum, Hotel Riverparc's Woes Attributed to City's Overcapacity; Miami Property Placed in Receivership, Travel Weekly, May 17, 1984.

         25 Charles Kimball, Cricket Club Units Are Sold, Miami Herald, July 28, 1985.

         26 Complaint, pp. 18-19, in Homestead Savings and Loan Association v. Provo Excelsior Limited, No. 86-C-0423G (D. Utah 1986).

         27 Verified Answer of Henry R. Silverman, pp. 1-2, in General Electric Capital Corp. v. Peter S. Edelman, Robert L. Schwartz, Henry R. Silverman, and Adrian B. Werner, No. 112348/93 (N.Y. County Sup. Ct. 1993).

         28 Ken Cook, St. Louis Firms Share Siscorp Woes, St. Louis Business Journal, July 14, 1986.

         29 Debtors Petition Under Chapter 11, Exhibit C, p. 3, in In Re Supermarket Services, Inc., No. 85-B-11921 (Bankr. S.D.N.Y.
                  1985).

      Exhibit
      Number                      Description
      ------                      -----------

         30 Debtors Disclosure Statement, p. 34, in In -- Re Supermarket Services, Inc., No. 85-B- 11921 (Bankr. S.D.N.Y. 1985).

         31       Statement of Financial Affairs for Debtor Engaged in Business,
                  p. 15, in In Re Supermarket Services, Inc., No. 85-B-11921 (Bankr. S.D.N.Y. 1985).

         32 Schedule A-3(b), pp. 1-2, in In Re Supermarket Services, Inc., No. 85-B-11921 (Bankr. S.D.N.Y. 1985).

         33 John Blair Communications, Inc. Profit Sharing Plan v. Telemundo Group, Inc. Profit Sharing Plan, 26 F.3d 360 (2d Cir. 1994).

         34 Charles Kaiser, Bus-Stop Shelter Concern Accuses New York Officials of Impropriety, New York Times, Feb. 26, 1979.

         35 Charles Kaiser, Full Inquiry Set in City's Action on Bus Shelters, New York Times, Mar. 6, 1979.

         36 Attorney is Indicted; Mayor Koch to Void Bus Shelters Bidding, Wall Street Journal, Apr. 17, 1980.

         37 Arnold H. Lubasch, Bronston Gets 4 Months in Bus-Stop Fraud Case, New York Times, January 3, 1981.

         38 City of New York, Department of Investigation, Anatomy of a Municipal Franchise: New York City Bus Shelter

      Exhibit
      Number                      Description
      ------                      -----------

                  Program 1973-1979, An Investigative Report, July 1981, p. 16 n.17.

         39       Affidavit of Laura Steinberg, dated April 28, 1980.

         40 Government's Sentencing Memorandum, p. 5, in United States v. Bronston, No. 80 Cr. 224 (MP) (S.D.N.Y. 1980).

         41 Trial Transcript, October 14, 1980, p. 16, in United States v. Bronston, No. 80 Cr. 224 (MP) (S.D.N.Y. 1980).

         42       Government's Sentencing Memorandum, pp. 5-6, in United States
                  v. Bronston, No. 80 Cr. 224 (MP) (S.D.N.Y. 1980).